================================================================================

                    SECURITIES AND EXCHANGE COMMISSION

                         WASHINGTON, D.C. 20549
                             --------------


                                FORM 8-K


                              CURRENT REPORT

                  PURSUANT TO SECTION 13 OR 15(d) OF THE

                     SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported) October 17, 2001
                                                          ----------------



                        SOUTHWESTERN ENERGY COMPANY
           (Exact name of registrant as specified in its charter)



               Arkansas             1 - 8246         71-0205415
      (State of incorporation     (Commission      (I.R.S. Employer
         or organization)          File Number)    Identification No.)


          2350 N. Sam Houston Pkwy. E., Suite 300, Houston, Texas 77032 (Address of principal executive offices, including zip code)


                             (281) 618-4700
           (Registrant's telephone number, including area code)


                                 No Change
     (Former name, former address and former fiscal year; if changed since last report)

================================================================================

Item 7.(c)

Exhibits                                                              Reference

        (99.1)   Conference Call Summary dated October 17, 2001.      p. 3 - 11


Item 9.

Regulation FD Disclosures

         Southwestern Energy Company is furnishing under Item 9 of this Current Report on Form 8-K the information included as exhibit 99.1 to this report.

Note: The information in this report (including the exhibit) is furnished pursuant to Item 9 and shall not be deemed to be "filed" for the purposes of
Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section. This report will not be deemed an admission as to the materiality of any information in the report that is required to be disclosed solely by Regulation FD.








                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                               SOUTHWESTERN ENERGY COMPANY
                                               ---------------------------
                                                       Registrant



DATE: October 18, 2001                          BY:   /s/ GREG D. KERLEY
     ------------------                        ---------------------------
                                                     Greg D. Kerley
                                                 Executive Vice President
                                               and Chief Financial Officer

Southwestern Energy                                     Conference Call
Company                                                    Summary

                   2001 Third Quarter Results Conference Call
                           Wednesday, October 17, 2001

                                   Chaired by
                                  Harold Korell
                      President and Chief Executive Officer

Korell: Good morning, and thank you for joining us today. With me are Richard Lane, our Senior Vice President of our E&P Company, and Greg Kerley, our Chief Financial Officer. After some preliminary comments, I'll turn the floor over to Richard for an update on our E&P operations, and then to Greg for comments on our financial results. After that we'll be available for questions.

If you've not received a copy of the press release announcing our third quarter results, you can call Kathy at 501-582-8492 and she'll fax a copy to you. Also our attorneys have asked that I point out that some of the comments during this teleconference may be regarded as forward-looking statements that involve risks and uncertainties, which are detailed in the Company's Securities and Exchange Commission filings. While we believe they are reasonable representations of the Company's expected performance, actual results could differ materially.

Our performance for the quarter and for the nine months of 2001 highlights the fact that our strategy of adding value through the drill bit is working. Our E&P program is continuing to deliver production growth. This year the Arkoma Basin will, in fact, exceed our plan and production is showing significant growth for the first time in eight years. And in east Texas, our Overton drilling has delivered better-than-expected results. Richard will update you on these activities in a moment.

As I'm sure you're aware, gas prices have been very volatile over the last few months, and hit a low point at the end of September, one we haven't seen since the first quarter of 1999. Fortunately, we have hedges in place that are serving us well for the third and fourth quarters of this year. In addition, we have hedges in place for 2002 and 2003 that give us a good price for our gas in those years, and Greg will speak about that later.

Overall, I'm very pleased with our performance this year. With the events that have occurred in our country over the last month, we have recognized an even deeper need to discover new oil and gas reserves. We'll continue to focus on those projects that have the potential to create the greatest present value for our shareholders. That concludes my comments, and I'll now turn the teleconference over to Richard for an update on our E&P operations.

________________________________________________________________________________
Southwestern Energy Company          2001 Third Quarter Earnings Conference Call
                                       -1-                           www.swn.com

Lane: Thank you Harold, and good morning everyone. In the third quarter of this year we continued to build on the success of our drilling programs in south Louisiana, east Texas and the Arkoma and Permian Basins, and the results are showing in our production. Oil and gas production in the third quarter was 10.5 Bcfe, up from 9.0 Bcfe in the third quarter of last year, and up from 9.8 Bcfe in the second quarter of this year. Through three quarters, our year-to-date production is 29.3 Bcfe. This is a 10% increase from 26.6 Bcfe in the first three quarters of 2000.

In total, we have participated in 90 wells so far this year, with 30 being spud in the third quarter. Of our third quarter wells, 22 were successful and five were in progress at the end of the quarter. On a year-to-date basis, 68 wells have been successful, with six wells still in progress. Our Arkoma Basin program continues to deliver for us in both Oklahoma and Arkansas. In the third quarter we finalized 13 wells, 11 of these were productive and two were dry. Our 2001 year-to-date success rate in the basin has been 80%. Our Fairway area on the Arkansas side of the basin also continues to yield strong producers. Our Southwestern-operated Toby #1-7 well, located in Franklin County, Arkansas, found five well-developed gas sands between 3,000 and 3,800 feet and is currently producing 3.1 MMcf per day from the Canyon and Orr formations. We hold a 52.8% working interest in this well.

In Yell County, Arkansas, we completed the Catlett #1-13, at our thrusted Borum play area. This well is currently producing 2.2 MMcf per day from the Upper Borum. Southwestern operates the Catlett well with an 80% working interest. On the Oklahoma side of the Arkoma Basin, we have tested our Quaid #2 at a rate of
4.2 MMcf per day, and we hold a 50% working interest in this well, which is in our Robbers' Cave prospect area of Latimer County, Oklahoma. The Quaid #2 is currently waiting on pipeline connection.

In the Permian Basin, we were successful on 18 of 23 wells drilled through the first nine months of this year. In the third quarter, we completed our first development well at our Cowden Ranch discovery in Crane County, Texas, and production from those two wells is 250 barrels of oil per day and 200 Mcf of gas per day from the Devonian formation at approximately 7,500 feet. Current plans there call for additional development wells on this discovery next year. We also have identified two new prospects in the area that we will pursue also.

In our Morrow drilling program, we are currently drilling at a depth of 3,000 feet on our Big Tank prospect in Eddy County, New Mexico. This well is targeting Morrow pay at approximately 12,000 feet that has proven to be productive in other offset wells. Southwestern operates this prospect, located within our Phillips joint venture acreage, with a 50% working interest.

At our Overton Field in Smith County, Texas, our 2001 development program continues to be very successful. Since the beginning of the year, we have spud 13 wells of which 11 are on production, and two are currently being drilled. All of these wells are targeting the Cotton Valley sands at a depth of approximately 11,800 feet. This activity includes the recently-competed Sally Warren Gas Unit #1-2 well, which is an evaluation well on our 5,800-acre farm-in adjacent to Overton. As a result of the Overton program, gross production from the field has increased from 1.8 MMcf per day in June of 2000, when we took over operations, to a current rate of 15 MMcf per day.


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Southwestern Energy Company          2001 Third Quarter Earnings Conference Call
                                       -2-                           www.swn.com

Building on our success at Overton, and to capitalize on our continued plans there, we have acquired additional minority working interests in the field during the third quarter. As a result of these acquisitions, Southwestern currently operates its Overton wells with an average working interest of 97%. We expect to keep developing our Overton position the remainder of this year, and have a continued drilling program on into 2002.

In south Louisiana, we are continuing to drill ahead on the first development well on our North Grosbec discovery. The Norman Breaux #1 is currently drilling at 16,000 feet on its way to 18,000 feet. As we have discussed previously, this well will test the P-10 sand that is currently producing in our discovery well at a current rate of 16.4 MMcf per day and 600 barrels of condensate per day. In the third quarter, we had to sidetrack the Norman Breaux due to mechanical problems in the intermediate section of the well. We anticipate reaching total depth on this well by the end of this year.

In late-September, we recompleted the discovery well in our Malone prospect, the State Lease 16626 #1 well, into the main P-1 sand pay interval at 14,300 feet. After this recompletion, the two Malone wells are currently producing at a combined rate of 25.8 MMcf per day and 536 barrels of oil per day. Southwestern operates these wells with a 33% working interest.

Additionally in south Louisiana, we reached total depth of 14,260 feet in the Mire #1 well on our Horeb prospect in Acadia Parish. This is the second exploration test within the Eden 3-D project area, where last year we announced our successful Robertson well. In the Mire well, our primary deep objective - the Nodosaria sand - was not productive. However, we did penetrate 50 feet of pay in the Nonion Struma sand at approximately 12,100 feet and we are currently completing there. We expect first production from this discovery by the end of November. Southwestern operates the Mire well with a 21.5% working interest.

We have also recently spudded a well on our Crowne prospect, located in Cameron Parish, Louisiana. This is the second well within our Cameron Prairie 3-D project. The Miami Corp #1 will have a total depth of 14,500 feet and is targeting the Planulina sands. We are currently drilling at approximately 10,300 feet and expect to reach total depth in late-November or early December. Southwestern operates this well with a 40% working interest.

And lastly in south Louisiana, we have finalized plans for a new large 140-square mile Southwestern-operated 3-D seismic shoot in a highly prospective area. We're currently applying for permits for this 3-D survey and are optimistic it will yield exploratory opportunities for us in the future.

In summary, I'm very pleased with the results of our year-to-date 2001 program. We continue to make progress in reducing our lease operating expenses on a per Mcfe basis compared to the first quarter of this year. Operating costs in the third quarter were $.38 per Mcfe compared to $.51 per Mcfe in the first quarter. Our production rate is continuing to increase, and we are maintaining and strengthening our strong inventory of value-adding opportunities for future growth in reserves and production. I will now turn it over to Greg Kerley who will discuss the Company's financials for the quarter.

________________________________________________________________________________
Southwestern Energy Company          2001 Third Quarter Earnings Conference Call
                                       -3-                           www.swn.com

Kerley: Thank you Richard, and good morning. As Harold indicated, we are very pleased with our financial results for the quarter and year-to-date. We reported record net income of $5.0 million, or $.20 cents a share for the third quarter. This compared to a loss in the same period last year of $800,000, or $.03 cents per share. Net income for the first nine months of the year was $27.9 million, more than double our earnings during the first nine months of 2000. Cash flow from operating activities was $22.7 million during the quarter, up 72% from last year, and cash flow for the first nine months was $86.4 million, up 58% from the same period in 2000. Our strong results were mainly driven by the growth in production volumes that Richard spoke about and by higher commodity prices.

Operating income for the exploration and production segment rose to $15.9 million during the quarter, up from $7.2 million for the same period in 2000. We realized an average gas price of $3.37 per Mcf during the quarter, up 17% over prices a year ago. Our hedges really helped our performance during the quarter, and will continue to have a positive impact for us in the fourth quarter. In the fourth quarter we have 6.25 Bcf hedged with an average floor price of $4.06 per Mcf, and an additional .4 Bcf hedged at a fixed price of $3.19 per Mcf.

During the quarter we added to our hedge position for 2002 and 2003. For 2002, we have 3.25 Bcf in each quarter hedged at an average fixed price of $2.88 per Mcf and a collar on an additional 1.5 Bcf each quarter with a floor price of $4.00 per Mcf. The combination of these hedges give us a minimum average NYMEX price of about $3.23 per Mcf on approximately 19.0 Bcf of our gas production for next year. And for 2003, we have hedged 2.3 Bcf each quarter at an average NYMEX price of $3.18 per Mcf.

Operating expenses for the exploration and production segment fell during the quarter on a unit of production basis to $.38 per Mcfe compared to $.40 cents per Mcfe in the third quarter of 2000. As Richard indicated, this compares very favorably to our lifting cost of $.51 per Mcfe in the first quarter and $.44 per Mcfe in the second quarter of this year. Our G&A per Mcfe was also lower during the quarter, while our DD&A expense rose during the quarter, primarily due to higher production volumes.

As Harold indicated, at the end of September we saw the lowest gas prices we have seen in over 2 1/2 years, when the index price for October Henry Hub was $1.86 per Mcf. As a result of the low prices at September 30, the Company's unamortized cost of oil and gas properties exceeded the ceiling test standardized measure of our proved oil and gas reserves by approximately $55 million. However, due to the recovery over the last few weeks in the market prices for natural gas, the Company was not required to record a ceiling test write-down.

On the utility side of our business, we experienced a seasonal operating loss of $2.4 million during the third quarter of 2001, compared to an operating loss of $1.7 million in the same period last year. For the first nine months, we posted operating income of $6.3 million compared to $6.8 million for the same period in 2000, when you exclude the income from our Company's Missouri assets which were sold in May of last year.

The Company's marketing group also added $2.2 million in operating income during the first nine months of this year, compared to $2.0 million for the same period last year. For the first

________________________________________________________________________________
Southwestern Energy Company          2001 Third Quarter Earnings Conference Call
                                       -4-                           www.swn.com
nine months of 2001, our capital expenditures totaled $77 million, including $74 million invested in our exploration and production operations.

Our total debt decreased slightly during the quarter from our level at June 30 and is currently at $356 million. We expect to pay down an additional $10 million during the fourth quarter, which should bring our debt-to-total capital ratio down to around 66% by the end of the year.

That concludes my comments; we'll now turn back to the operator, who will explain the procedure for asking questions.

--------------------------------------------------------------------------------
                             Questions and Answers
--------------------------------------------------------------------------------

1. Regarding production, what could you give us as far as guidance for next quarter and next year, given the performance you had so far in third quarter?

Kerley: We had real strong production in the third quarter, and we're real pleased with that. And with 10.5 Bcf equivalent this quarter, I think we expect to be up some from that in the fourth quarter. As you might recall, our original target for the year was about 38 Bcf equivalent of production. And right now, it looks like we're on target to be somewhere between 39 and 40 Bcf equivalent, and closer to 40.

For next year, we're currently in our planning process and we build our budget from the ground up there. But looking forward we're targeting 10% production growth, just like we targeted this year. This year, I think, we'll end the year a little ahead of that. And we look like we'll start the next year pretty strong.

2. Specifically on the Crowne prospect, have you talked about the size? What are you looking for, in reserve size, on that prospect?

Lane:    The Crowne Prospect is currently drilling, as I mentioned, and it is in the 75 to 90 Bcfe potential range.

3. You've done a good job of driving down F&D costs. This year, though, you're going to have higher drilling costs. Maybe they'll be offset by larger discoveries. What's your feel for the direction you're going to be at the end of the year?

Korell: There are a couple of things going on there, of course. As you mentioned, the costs of services are up. We've continued to be able to leverage our ability to generate our ideas and prospects in a way that has allowed us to pay lower disproportionate shares of the drilling on some of these prospects. And therefore, I don't think we'll see as large an impact as we might have otherwise seen on the finding and development costs.

So, I expect that when the year ends, I think we'll be pretty happy. I don't want to put out numbers now, because you never know quite how your reserves are going to come down because


________________________________________________________________________________
Southwestern Energy Company          2001 Third Quarter Earnings Conference Call
                                       -5-                           www.swn.com
of what we might have on our drilling activities in the next quarter. But I think we'll be pretty happy with our finding and development costs this year.

4. Could you take us area by area and tell us whether or not you're slowing activity in any of the areas you're currently in?

Korell: Well, I think I can answer that for the company as a whole. We are not slowing activity. When you look at it by area, we've been very active this year in the Arkoma. We have an inventory of things to drill there. Given the prices for our product and our low operating costs there, those prospects are economic down to very low price levels, in fact.

In our south Louisiana area, the primary thing that you'll want to keep an eye on there is that you are generating quality prospects and that you've appropriately assessed risk. The size of those are large enough to where accurately assessing risk is more important almost than price. The Permian Basin would be the area that we'd need to keep the closest eye on, because the finding costs tend to be a little higher there for us and the operating costs are higher than the Arkoma Basin.

At Overton, the reserves that we're finding there make that a project that we're excited about drilling on at these price levels. So, overall we're really not changing our capital plan.

5. For next year, would you expect that your budget's going to be lower than it was this year and you'll be forced to reduce activity somewhat?

Korell: Well, the activity level for next year will be determined by, in large part, where prices settle. I don't know if you were on the line when Greg was describing the hedges that we have in place for next year. But with those hedges and with reasonable expectations for where the remaining unhedged volumes would be priced, and given what the strip is out there now, we should have an equally large capital program next year, to what we had this year.

6. In terms of Overton, can you remind us what kind of reserves you're getting per well out there?

Lane: The wells are very early in their lives, but we're seeing that we anticipate those wells will do something around 2 Bcf per well.

7. This year at Overton you've drilled 13 wells. How many do you expect to drill between now and year-end? And then how many next year at Overton?

Lane: Well, we have two more wells planned that we'll start in November. That will bring our total to 15 wells for the year. And then, next year, like Harold said, depending on where prices settle out and how our capital program settles out, I would say now we're anticipating a program next year that's similar to what we have this year.

8. Previously, you had shared with us the kind of reserves that you had found year-to-date. But recently, you haven't done that. Can you tell us what kind of reserves you've found year to date?


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Southwestern Energy Company          2001 Third Quarter Earnings Conference Call
                                       -6-                           www.swn.com

Korell: Well, I might try to respond to that. I think on the reserve question, so much is affected by where prices are, at a point in time. And we'll probably pass on talking about reserves and finding and development costs right now, on a quarterly basis. But I expect we're going to have a nice finding and development cost this year and a reserve replacement ratio that we'll be proud to report on.

9.       What's the expectation for spending in the fourth quarter?

Kerley: Right now, we are at $77 million in total. If you recall, that includes about $6.5 million that we've received from our partner at Overton. We expect the total number to be about another $23 million, but we'll get about $6 million or $7 million back from our Overton partner of that number too. So, we'll end the year to where our total capital investments will be close to $100 million, but we'll get probably $13 million back from our partner in Overton. So, net to the Company will be $87 - $88 million and the bulk of which will be in the E&P area.

10. That program with your partner at Overton, wasn't that just for 14 wells, or so? How many more wells do you have in that program? And then, after that program's over, are you just going to do it on your own?

Kerley: That's correct and we're looking at that right now. The last two wells that Richard was talking about will end the program for that phase of the partnership. And we'll evaluate that and see if we want to try to do something there again. Either way, we are going to go forward with our drilling at Overton. We're very pleased with our results there, but we haven't made a decision on whether to do that as a partnership.

11. In terms of Arkoma Basin, I know you were really successful at Haileyville in particular. Did you talk about what the rates are there, at Haileyville? Have they come down a whole lot and do you have any success of the same magnitude?

Lane: Well, on the project itself, last quarter we talked about production on a gross basis of about 40 MMcf per day, for the Haileyville area. And I think that was about 13 MMcf net to our interest, and we also reported that we thought we'd probably developed up the real core productive area of that project. The wells going forward, we anticipated two or three more in the third quarter, and that they would be getting out of that core area and back to more of the normal wells. That's in fact what's happened.

We have drilled three more in the third quarter. And we've completed those wells, but they are not the prolific wells we saw in the core part of that project, more typical of what we expect in the basin. So, out there on a project basis, the production rates are coming down, as expected. But still, I think we were producing on a gross basis about 29 MMcf a day out there, still. So, it continues to be a really good producing area for us. That's what's happening in that region.

Korell: In regard to the broader question there about the Arkoma Basin, as you know over the last three years at least, we've stated that our objective there was to maintain production in the Arkoma and we've broken that trend this year by increasing production. We have set, as a target

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Southwestern Energy Company          2001 Third Quarter Earnings Conference Call
                                       -7-                           www.swn.com
for that team that they would become one of our teams whose objective is to grow, not just maintain. Of course, we have to drill wells to do that and those wells have to be successful.

12. At Haileyville, some of the prolific wells there were not normal, as you say. But, I mean, are there some trends there that you can follow and maybe hit some sweet spots in other areas?

Lane: Well, we have probably eight or 10 plays that are similar to that on the Oklahoma side of the basin, that we're always pursuing. Any of them have the potential for that to occur and we'll continue to pursue those through the rest of this year and next year. As active as we are in the basin, it certainly increases our chances of finding those kinds of things.

13. I know your debt level is still, maybe above what you're comfortable with and you're trying to pay down the debt. But, are you looking forward to making acquisitions, not just in the Arkoma, but elsewhere? I know that area's heating up. You know Chesapeake sold their Canadian properties and they're emphasizing the Mid-Continent. I'd just like to hear your comments about that.

Korell: Well, our comments on acquisitions are pretty much the same as they've always been. That is, if we see things that we like, that we think that we can exploit and we can take advantage of, and that we can fit within our capital program or available cash flow, it's something that will add value. And again, we look at things on a PVI basis. So, an acquisition, in effect, has to compete with a drilling project. Based upon where our capital availability is right now, we're not flush with cash like some others are. So, we won't be out being very aggressive. But when we see something we want, we'll be aggressive, like the additional interests that we've bought in the Overton Field, where we know what we're doing and where that's working well for us. So, that's the type of acquisition you should expect to see us do. They won't be large; they'll be small things. But they have an opportunity to really have an impact.

Remember, we paid about $6 million for Overton, back in 2000. And look at the activity and value we're generating there.

14. What about the other side? I think once you get some stability in the commodity price, then you maybe begin to get some more matching with sellers' and buyers' expectations. Are there properties still - I know you've talked in the past about things that maybe are higher LOE - that you would still be looking to divest, to maybe apply that to either Cap Ex or debt reduction? What's your status on property divestitures.

Korell: Well, we've said for a number of quarters that our strategy about the Mid-Continent, the western part of Oklahoma, I mean, was that we're in harvest mode. We've reduced our costs there and we would either produce the value out there at a low cost, or sell or trade. And, we have some work going on right now. Richard has a team of people that right now are looking hard at those. We have some upcoming activity there that might have a positive impact.

So, I'd say we're kind of in a hold pattern relative to selling that, although we're always looking to improve our position in the areas we think are real core, like Permian or Arkoma. We're always open to opportunities to do that, and the option to do that.


________________________________________________________________________________
Southwestern Energy Company          2001 Third Quarter Earnings Conference Call
                                       -8-                           www.swn.com

Kerley:   This is Greg Kerley again. Thank you for  joining us  today and please feel free to call me with any other questions that you have or for other information that you may need. This concludes our teleconference.


Operator:        Ladies and  gentlemen,  that does conclude your  conference for today.  You may all  disconnect,  and thank you for participating.

________________________________________________________________________________
Southwestern Energy Company          2001 Third Quarter Earnings Conference Call
                                       -9-                           www.swn.com

                          Southwestern Energy Company
                          P.O. Box 1408
                          Fayetteville, AR 72702-1408



October 18, 2001



Securities and Exchange Commission
ATTN: Filing Desk, Stop 1-4
450 Fifth Street, N.W.
Washington, DC  20549-1004

Gentlemen:

Pursuant to regulations of the Securities and Exchange Commission, submitted herewith for filing on behalf of Southwestern Energy Company is Form 8-K dated October 17, 2001.

This filing is being effected by direct transmission to the Commission's EDGAR System.

Very truly yours,

Stan Wilson
Controller